                                                                    EXHIBIT 12.1

                      ACCEPTANCE INSURANCE COMPANIES INC.

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                                 (IN THOUSANDS)

                         YEAR        YEAR       4 MONTHS       YEAR          YEAR          YEAR         9 MONTHS     9 MONTHS
                        ENDED       ENDED        ENDED         ENDED         ENDED         ENDED          ENDED        ENDED
                        AUGUST      AUGUST      DECEMBER      DECEMBER      DECEMBER      DECEMBER      SEPTEMBER    SEPTEMBER
                       31, 1989    31, 1990     31, 1990     31,  1991     31,  1992     31,  1993      30, 1993     30, 1994
                       --------    --------     --------     ---------     ---------     ---------      ---------    --------
Pre-tax
 income
 from
 continuing
 operations...       $ (5,679)      $ (6,016)   $ (1,341)       $(23,258)    $ (610)     $  7,991       $ 5,757      $11,194
Add:
  Share
  of net
  loss of
  investee...             320          1,018         470           1,179      1,165           301           263          219
  Fixed
  charges...            2,335          4,112       2,149           5,902      4,766         2,625         2,152        1,713
Deduct:
  Minority
  interest
  in net
  income of
  consolidated
  subsidiaries...         --            --          --               --        (216)         (238)         (148)         (80)
                  ------------     ---------   ---------       ----------   --------    ----------     ---------    ----------
Pre-tax
 income
 from
 continuing
 operations,
 as
 adjusted...      $    (3,024)      $   (886)   $  1,278        $(16,177)    $5,105      $ 10,679       $ 8,024      $13,046
                  ============     =========   =========       ==========   ========    ==========     =========    ==========
Fixed
charges:
  Interest
  expense...       $    2,260       $  3,987    $  2,092        $  5,712     $4,428      $  2,235       $ 1,889      $ 1,160
  Fixed
  charge
  component
  of rental
  expense...               75            125          57             190        338           390           263          553
                  ------------     ---------   ---------       ----------   --------    ----------     ---------    ----------
    Total
    fixed
    charges...     $    2,335       $  4,112    $  2,149        $  5,902     $4,766      $  2,625       $ 2,152      $ 1,713
                  ==============   ==========  =========       ==========   ========    ==========     =========    ==========
Ratio
 of
 earnings
 to fixed
 charges...           (1.30)x        (0.22)x       0.59x         (2.74)x      1.07x         4.07x         3.73x        7.62x
                  ============     =========   =========       ==========   ========    ==========     =========    ==========
Coverage
deficiency...      $    5,359       $  4,998    $    871        $ 22,079
                  ============     =========   =========       ==========
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